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                                                                   EXHIBIT 99.10

                                   [JACO LOGO]
                                ELECTRONICS, INC.

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FOR IMMEDIATE RELEASE                                  NEWS ANNOUNCEMENT

CONTACT:
Jeffrey D. Gash                                        Joseph N. Jaffoni, Jennifer Hallahan
Vice President, Finance                                Jaffoni & Collins Incorporated
631/273-5500 or jgash@jacoelectronics.com              212/835-8500 or jaco@jcir.com
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          JACO ELECTRONICS COMPLETES INTERFACE ELECTRONICS ACQUISITION

Hauppauge, NY and Franklin, MA (BUSINESS WIRE) (June 8, 2000) -- Jaco Electronics, Inc. (Nasdaq: JACO), a distributor of electronic components to original equipment manufacturers, announced today that it has completed the previously announced acquisition of Interface Electronics Corporation (IEC), a distributor of electronic components primarily serving the Northeast and Southeast for $15.4 million and the assumption of approximately $3.3 million of IEC's debt. Pursuant to the acquisition agreement, Joseph Oliveri, the former Chairman and Chief Executive Officer of IEC, is now serving as Vice Chairman and Executive Vice President of Jaco Electronics.

Commenting on the transaction, Joel Girsky, Jaco's Chairman and Chief Executive Officer, said, "We are excited to integrate IEC and its knowledgeable and proven management and sales team into Jaco's operations. We welcome Joe Oliveri to the Board and management team and look forward to the benefit of his experience as we continue to pursue additional internal and external growth opportunities for Jaco and its shareholders."

Jaco is a distributor of electronic components and a provider of contract manufacturing and value-added services throughout the United States and Canada from two distribution centers located on the East and West coasts and 17 sales offices located throughout the United States. The Company distributes products such as semiconductors, capacitors, resistors, electro-

                                     -more-


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JACO ELECTRONICS COMPLETES INTERFACE ELECTRONICS ACQUISITION, 6/8/00      page 2


mechanical devices, flat panel displays and monitors and power supplies, which are used in the manufacture and assembly of electronic products. The Company also provides a variety of value-added services including automated inventory management services, integrating and assembling various custom components with flat panel displays (FPD's) to customer specifications (box-build), kitting the component requirements of customers, and furnishing contract manufacturing services.

Except for the historical information in this press release, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, fluctuations in operating results, delays in development of highly-complex products and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from such information set forth herein.


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